UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 27, 2015

DDR Corp.

(Exact Name of Registrant as Specified in Charter)

Ohio	1-11690	34-1723097
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio	44122
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 755-5500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

I.	Petherbridge Appointment

DDR Corp., an Ohio corporation (the “Company”), has appointed Luke J. Petherbridge, age 35, as Chief Financial Officer and Treasurer of the Company, effective March 1, 2015. Mr. Petherbridge previously served as Executive Vice President of Capital Markets and Treasurer of the Company since January 2013 and as Senior Vice President of Capital Markets from December 2011 until January 2013. Prior to joining the Company, Mr. Petherbridge was the Chief Executive Officer and a Director of EDT Retail Trust (formerly Macquarie DDR Trust), a shopping center owner that had been publicly traded on the Australian Stock Exchange and previously managed a joint venture between the Company and Macquarie Group, from April 2008 until February 2011.

Petherbridge Employment Agreement

In connection with Mr. Petherbridge’s appointment, he and the Company entered into an employment agreement (the “Employment Agreement”) on March 1, 2015, the material terms and conditions of which are summarized below.

The term of the Employment Agreement runs from March 1, 2015 through December 31, 2015 (the “Contract Period”).

The Employment Agreement provides for a minimum base salary of $375,000, subject to increases approved by the Company. Mr. Petherbridge is entitled to participate in the Company’s broad-based retirement and other benefit plans, including the Company’s 401(k) plan and its deferred compensation program, and is also entitled to receive the medical, hospitalization, vision and dental insurance coverage and benefits maintained by the Company during the Contract Period that are generally available to the Company’s other employees.

Under the Employment Agreement, Mr. Petherbridge is entitled to an annual bonus equal to a percentage of his year-end base salary as determined by the Company. The respective threshold, target and maximum annual bonus opportunities for Mr. Petherbridge, as a percentage of year-end base salary, are 100%, 200% and 300%, respectively. The Company will from time to time establish the performance factors and criteria relevant for determination of the annual bonus. The Company will timely communicate the applicable performance metrics, weighting, thresholds, targets and maximums to Mr. Petherbridge for calendar years during the Contract Period while he is employed by the Company. There are no guaranteed annual bonuses under the Employment Agreement, and the annual bonus for Mr. Petherbridge for any applicable year could be as low as zero or as high as the maximum opportunity. Such bonus, if any, will be paid 50% in cash, 37.5% in the form of an award of Company restricted shares and 12.5% in the form of an award of stock options.

In connection with his appointment as Chief Financial Officer of the Company, Mr. Petherbridge was granted 20,000 restricted common shares of the Company, which vest in 20% increments per year, starting at the time of the grant. Mr. Petherbridge is also entitled to participate during the Contract Period while he is employed by the Company in any equity or other employee benefit plan generally available to the Company’s senior executive officers, including any long-term incentive compensation plan or similar program, on terms and conditions as are specified in the governing documents of the applicable program.

Mr. Petherbridge (or his estate or beneficiaries, if applicable) is entitled to certain additional payments and benefits under the Employment Agreement in the event of certain termination circumstances during the Contract Period as follows:

•	On a termination of employment by the Company without cause or by Mr. Petherbridge for good reason (other than in connection with a Change in Control (as defined in the Employment Agreement)):

¡	a lump sum amount equal to his accrued but unpaid base salary and his prior year’s annual bonus to the extent not paid;

¡	a lump sum amount equal to (1) one year of his base salary, plus (2) his annual bonus at the target level for the year in which the termination occurs; and

¡	certain other benefits, including outplacement services.

•	On a termination of employment by reason of death:

¡	a lump sum amount equal to his accrued but unpaid base salary and his prior year’s annual bonus to the extent not paid;

¡	a lump sum amount equal to (1) one year of his base salary, plus (2) his annual bonus at the target level for the year in which the termination occurs; and

¡	certain other benefits.

•	On a termination due to disability:

¡	a lump sum amount equal to his accrued but unpaid base salary and his prior year’s annual bonus to the extent not paid;

¡	a lump sum amount equal to (1) one year of base salary, plus (2) his annual bonus at the target level for the year in which the termination occurs; and

¡	certain other benefits.

•	On the occurrence of a “Triggering Event” (as defined in the Employment Agreement to include certain qualifying terminations of employment within two years of a Change in Control) during the Contract Period:

¡	a lump sum amount equal to his accrued but unpaid base salary and his prior year’s annual bonus to the extent not paid;

¡	a lump sum amount equal to (1) two times his base salary, plus (2) two times his annual bonus at the target level for the year in which the termination occurs; and

¡	certain other benefits.

Certain of the termination payments and benefits described above are subject to the execution by Mr. Petherbridge of a general release of claims against the Company or the Company’s waiver of such release.

II.	Vesy Employment Agreement Amendment

On February 27, 2015, the Company entered into an amendment to the employment agreement with Christa A. Vesy, the Company’s Executive Vice President and Chief Accounting Officer, which employment agreement, as previously amended (the “Vesy Agreement”), was scheduled to expire by its terms after February 28, 2015. The Vesy Agreement was amended to extend its term through December 31, 2015. The Vesy Agreement otherwise continues in full force and effect in accordance with its terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DDR CORP.

By:	/s/ David E. Weiss
	Name:	David E. Weiss
	Title:	Executive Vice President, General Counsel and Secretary

Date: March 4, 2015